Exhibit 10.2

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on September 30, 2022 (the “Execution Date”), effective as of June 14, 2022 (the “Effective Date”), by and between Georgette C. Nicholas (hereinafter referred to as the “Executive”), and Midwest Holding Inc., a Delaware corporation (hereinafter referred to as “MHI” or the “Employer”). Executive and MHI are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

WHEREAS, MHI operates as a financial services holding company, and through its subsidiaries, MHI focuses on the underwriting, selling and servicing of life and annuity insurance products (the “Business”);

WHEREAS, MHI initially employed Executive as its President and Chief Financial Officer (“CFO”), on the terms and conditions set forth in Executive’s original Executive Employment Agreement effective as of September 8, 2021 (the “Original Agreement”);

WHEREAS, MHI thereafter promoted Executive to the position of Chief Executive Officer, on the terms and conditions hereinafter set forth in Executive’s Amended and Restated Executive Employment effective as of November 19, 2021 (the “Amended and Restated Agreement”); and

WHEREAS, Executive desires to continue being employed by MHI as set forth above on the amended terms and conditions hereinafter set forth.

W I T N E S E T H

NOW, THEREFORE, the Parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1.             Employment. As of the Effective Date, the Employer will continue to employ Executive as its Chief Executive Officer, subject to the terms and conditions set forth herein.

2.             Term. The Employer shall continue to employ Executive, and Executive shall continue to serve the Employer, for a continuous term that began on the Effective Date of the Amended and Restated Agreement and will end on November 19, 2024 (the “Initial Term”). The Initial Term shall be extended automatically for additional one-year periods (each a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as may be modified from time to time, in writing, by the Parties), beginning on November 19, 2024, unless either Party gives the other Party written notice of such Party’s decision not to renew the terms of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to as the “Employment Term.” Notwithstanding the foregoing, either Party may terminate this Agreement (resulting in the termination of the Employment Term) at any time prior to the expiration of the Employment Term under the terms and conditions described in Sections 6 and 8.

3.             Duties. The duties of Executive shall be those which are usually and customarily associated with the position of a Chief Executive Officer of a comparably sized company and the Executive will be expected to live within a 50-mile radius of Lincoln, Nebraska and work in the Employer’s Lincoln, Nebraska office. Executive will have the duties, responsibilities and authorities as detailed in Exhibit A attached hereto and incorporated herein, as well as such other reasonably related duties, responsibilities and authorities as may be specified by MHI’s Board of Directors (the “Board”). Executive shall report directly to the Board for the performance of her duties. Executive shall devote substantially all of her working time, attention, skill and reasonable best efforts to the performance of her duties hereunder in a manner that will faithfully and diligently further the business and interests of MHI. During the Employment Term, Executive shall refrain from acting as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity own, operate, control, assist, or participate in any business that is in competition in any way with the Employer; provided, that this prohibition shall not preclude Executive from: (i) serving as a member of the Board of Directors of one additional for-profit company, if and only if the company is not engaged in the Business, does not constitute a conflict of interest and does not create an appearance of impropriety; (ii) engaging in charitable, civic or other volunteer activities, or (iii) owning stock of any company whose shares are listed for trading over any public or over-the-counter exchange if, and only if, (a) Executive does not own more than five percent (5%) of such shares of any such company, and (b) Executive does not control such company, and (c) such ownership does not constitute a conflict of interest, create an appearance of impropriety or otherwise violate any provision of applicable law. Executive acknowledges and agrees that Executive’s employment relationship is solely with Employer, that Employer retains all rights and authority to control Executive’s activities in carrying out the terms of this Agreement, and that the subsidiaries of MHI and its affiliates shall not be considered a joint employer of Executive for any purposes under this Agreement or under any federal, state or local laws.

4.             Compensation for Services. In consideration for the services rendered to Employer, Executive shall be compensated as follows:

A.            Base Salary. During the Employment Term, and beginning as of the Effective Date, Executive shall be compensated at the annualized rate of $350,000.00 per calendar year (“Base Salary”). Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in twenty-four (24) equal semi-monthly installments, in accordance with the usual and customary payroll practices of the Employer. The Parties may discuss renegotiation of the Base Salary each calendar year based on periodic performance reviews, but Employer retains sole and absolute discretion to maintain or modify the Base Salary. In no event shall the Base Salary be reduced, absent changed economic circumstances of the Employer, for example, where base salaries are reduced across-the-board for members of senior management of the Employer.

B.             Bonus. In addition to the Base Salary, during the Employment Term, Executive shall be eligible to receive an annual target bonus of 75% of the Base Salary as in effect for such year (“Target Bonus”), and Executive’s actual annual bonus may range from 0% to 150% of the Base Salary, and will be determined based upon achievement of performance goals established by the Compensation Committee of the Board (after conferring with the Board and the Executive) annually at or near the beginning of each calendar year during the Employment Term (the “Annual Bonus”); provided that, it is understood that such performance goals shall be a meaningful test of Executive’s and MHI’s performance. The determination (i) whether any Annual Bonus will be paid by the Employer and (ii) if such Annual Bonus is to be paid by the Employer, whether the specified performance goals have been satisfied, shall be made by MHI in its reasonable discretion. The Annual Bonus (if any) with respect to any calendar year shall be payable in the following calendar year no later than the earlier of (i) 30 days after the date on which audited financial statements covering such calendar year performance period become available to the Employer, or (ii) June 30 of the following calendar year. For the 2022 performance year (if Executive was employed by Employer at the end of 2022), Executive will be paid a minimum bonus of $250,000.00, which becomes payable on or before March 15, 2023, regardless of achievement of performance goals. If Executive is not employed by Employer at the end of a calendar year, and except as otherwise provided in Sections 9.B. or 9.C. below with respect to severance, a pro rata Target Bonus based on the period of employment may be paid at the sole discretion of MHI; provided, that, a pro rata Target Bonus shall be paid to Executive (or to the heirs or estate of Executive) with respect to a calendar year if Executive’s employment ceases during that calendar year as a result of Executive’s death or Employer’s termination of Executive’s employment due to Permanent Disability (as hereinafter defined). The pro rata Target Bonus, if any, shall be paid to Executive on the date on which the Target Bonus would have been paid to Executive for such calendar year, but for Executive’s termination.

C.             Additional Compensation. In addition to any other compensation set forth in this Section 4, and any other stock options granted by the terms of the Original Agreement, but pursuant to the Amended and Restated Employment Agreement Executive has received stock options to purchase an additional 30,000 shares of common stock. Additional equity grants to Executive may be made by MHI in its reasonable discretion.

D.            Benefits. During Executive’s employment with Employer, subject to the provision in the final sentence of this Section 4.D., Executive shall receive the following benefits (together, the “Other Benefits”):

(i)             Employer shall pay the full premium required to provide the Executive and Executive’s spouse or domestic partner and family with coverage under Employer’s group health and dental plan as per current practice with comparable executives employed by MHI.

(ii)            Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, one (1) week sick leave, four (4) weeks of personal leave, insurance programs and/or a 401(k) plan, as and to the extent the same are from time to time made available to employees of Employer.

Anything herein to the contrary notwithstanding, however, the Other Benefits and the terms and conditions thereof may be hereafter modified or terminated from time to time by MHI consistent with other similarly situated employees and without amending this Agreement, and the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or Other Benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto.

E.             Continuation of Salary During Illness. If Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, Employer shall continue Executive’s semi-monthly installments of her Base Salary during said period of illness or disability for up to a maximum of six (6) months or such lesser time as required to permit Executive to qualify for any long disability income insurance maintained by the Employer.

F.             Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with MHI which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback, limited to the net after-tax repayment, as may be required to be made pursuant to the applicable “recovery” provision and to such law, government regulation or stock exchange listing requirement (or any policy adopted by MHI pursuant to any such law, government regulation or stock exchange listing requirement).

5.             Expense Reimbursement. Employer agrees to reimburse Executive, in accordance with Employer’s usual and customary practices, for all other ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing Executive’s duties on Employer’s behalf under this Agreement. The Parties acknowledge that the Employer has provided relocation support and home purchase assistance up to $50,000, adjusted for tax impact. This will be subject to pro rata repayment, if Executive’s employment with Company is terminated under Section 6.C. or Executive resigns without Good Reason, on or before December 31, 2023.

6.             Termination. Nothing in this Agreement is intended to provide, nor shall this Agreement provide, Executive with any contractual rights to employment for any specified period of time. Executive and Employer acknowledge and agree that the employment relationship between Executive and Employer is and shall remain strictly “at-will” during the Employment Term. This means that either Executive or Employer may, at any time, for any reason or no reason, terminate the employment relationship between Executive and Employer, including any time before the end of the Initial Term and any Renewal Term(s) noted in Section 2. In addition, and without limiting the foregoing, this Agreement may be terminated as follows:

A.            Death. This Agreement shall immediately terminate upon the event of Executive’s death.

B.             Disability. Subject to Section 4.D. with respect to applicable leave policies, this Agreement shall immediately terminate in the event Executive is Permanently Disabled, has exhausted all available leave, and is unable to return to work and perform the essential functions of her employment. “Permanently Disabled” shall mean a physical or mental impairment rendering Executive substantially unable to carry out Executive’s then currently assigned day-to-day functions as Chief Executive Officer for any period of six (6) consecutive months. Any dispute as to whether Executive is Permanently Disabled, and the date on which such incapacity commenced, shall be resolved by MHI with the assistance of a qualified physician mutually selected by the Parties, no later than thirty (30) days after the Parties dispute whether Executive is Permanently Disabled, unless the Parties mutually agree in writing to extend this deadline. The decision of MHI shall be final and binding upon Executive and Employer. If Executive does not (i) cooperate in selecting the physician, (ii) submit to examination by the physician mutually selected by the Parties within the aforementioned thirty (30)-day deadline, or (iii) provide access to needed information upon which such determination can be made, then MHI shall have no continued obligation to consult with such physician and will have the authority to determine whether Executive is Permanently Disabled on its own.

C.             Involuntary Termination for Good Cause. Employer may terminate Executive’s employment at any time for Good Cause. “Good Cause” shall be deemed to exist if, and only if:

(i)             Executive willfully engages in acts or omissions determined by Employer to constitute fraud, breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of Employer (or its subsidiaries or affiliates), embezzlement of funds from Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware;

(ii)            Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud, theft or dishonesty;

(iii)           Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any non-vehicular felony which has or is substantially likely to have a material adverse effect on Executive’s ability to carry out Executive’s duties under this Agreement or on the reputation or activities of Employer (or its subsidiaries or affiliates);

(iv)           Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine, and such abuse materially and adversely interferes with the performance of Executive’s duties and responsibilities to Employer, and such acts remain uncured for more than 30 days following receipt by Executive of written notice from the Employer specifying the nature of such acts demanding cure thereof;

(v)            Executive materially breaches the terms of any agreement between Executive and Employer (or its subsidiaries or affiliates) relating to Executive’s employment, materially fails to adhere to significant policies of Employer applicable to all employees, including, without limitation, policies prohibiting sexual harassment in the workplace, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than thirty (30) days following receipt by Executive of written notice from Employer specifying the nature of such breach or failure and demanding cure thereof;

(vi)           Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of Executive’s duties hereunder, and such act or omission remains uncured for more than thirty (30) days following receipt by Executive of written notice from Employer specifying the nature of such act or omission and demanding cure thereof; or

(vii)          Executive materially fails in the performance of Executive’s duties and/or responsibilities on behalf of Employer, and such failure remains uncured for more than thirty (30) days following receipt by Executive of written notice from Employer specifying the nature of the failure and demanding cure thereof.

7.             Effect of Termination. In the event Executive’s employment is terminated pursuant to Section 6.A., 6.B. or 6.C above, Executive shall only be entitled to receive payment of that portion of Executive’s Base Salary and Target Bonus which has been earned but remains unpaid up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 5. For purposes of clarity, Executive shall not be entitled to any remaining unpaid Base Salary following the date of such termination. In the event Executive’s employment is terminated by Employer for reasons other than those provided in Section 6.A., 6.B. or 6.C., such as non-renewal of agreement by the Employer as noted in Section 2, Executive shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein.

8.             Resignation or Retirement; Effect. In the event Executive resigns other than for Good Reason (as defined below) or retires from Employer, Executive (i) shall be entitled to receive payment of that portion of Executive’s Base Salary and Target Bonus which has been earned but remains unpaid up to the date of such resignation or retirement, in addition to Other Benefits through the date of such resignation or retirement and the reimbursement of any expenses as provided in Section 5, and (ii) shall continue to receive payment of Executive’s Base Salary on a semi-monthly basis for a period of up to twelve (12) months commencing on the first payroll date falling after the effective date of Executive’s resignation or retirement, and shall be paid any earned but unpaid Target Bonus for the prior calendar year in accordance with the payment timing provisions of Section 4.B., provided that, Executive signs and does not revoke a Release as defined in Section 9.B. below and remains in compliance with Section 12 below with respect to non-competition. Executive agrees that Executive will immediately report to Employer any offer of employment accepted by Executive within twelve (12) months of Executive’s resignation or retirement, including the date such employment is to commence, for the purpose of allowing Employer to determine compliance with Section 12 of this Agreement. Employer’s obligation to pay or continue payment of Base Salary shall cease in the event Executive is in breach of Section 12 of this Agreement. The Employer may, in discussions with the Executive, agree in writing with the Executive at any time during the twelve (12)-month non-competition period contemplated by Section 12 immediately terminate its continuing obligation to pay or continue payment of the Base Salary if Employer waives and releases Executive from Executive’s non-competition obligations under Section 12. If the Executive resigns with Good Reason, Executive shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein. For purposes of this Agreement, “Good Reason” shall mean:

(i)             the material diminution of any duties, responsibilities and authorities inconsistent in any respect with Executive’s position as a Chief Exeutive Officer of a comparably sized company (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by MHI within thirty (30) days after receipt of notice thereof given by Executive;

(ii)            any failure by MHI to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by MHI within thirty (30) days after receipt of written notice thereof given by Executive. For clarification purposes, MHI’s failure to grant Executive the stock options described in Section 4.C.(i) and enter into the Stock Option Agreement within six (6) months following the Execution Date of the Amended and Restated Agreement shall constitute Good Reason under this Agreement provided that, MHI shall be entitled to the cure period described in the preceding sentence; or

(iii)           MHI materially breaches the terms of any agreement between Executive and Employer relating to Executive’s employment, or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than thirty (30) days following receipt by Employer of written notice from Executive specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding the foregoing, Executive shall not have Good Reason to terminate Executive’s employment unless the event giving rise to Good Reason is not fully remedied within thirty (30) days after receipt by Employer of a written notice from Executive of such event, specifying in detail the reason or reasons constituting Good Reason, which written notice must be provided within ninety (90) days after the initial occurrence of such event. A termination for Good Reason cannot occur later than one-hundred and twenty (120) days following the initial occurrence of the applicable event. For the purposes of this Agreement, termination by Executive “without Good Reason” shall mean termination by Executive of Executive’s employment for any reasons other than a termination for Good Reason.

9.             Severance.

A.            If Employer terminates Executive’s employment under this Agreement for any reason other than those provided in Sections 6.A., 6.B. and 6.C., or if Executive resigns and terminates this Agreement for Good Reason as defined in Section 8 (each a “Qualifying Termination”), Employer shall pay to Executive that portion of Executive’s Base Salary and Target Bonus which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 5.

B.             In connection with a Qualifying Termination that occurs at any time other than in connection with or within the twelve (12) month period following the effective date of a Change in Control Event, and provided Executive signs and does not revoke as may be permitted by law a general release of claims in a form similar to that attached as Exhibit C (the “Release”), in accordance with the terms of Section 9.D., and remains in compliance with Section 12 below with respect to non-competition, Employer shall, commencing on the first payroll date following sixty (60) days from the effective date of the Executive’s Qualifying Termination, (i) pay to Executive on a semi-monthly basis a severance equal to (a) the Base Salary for the term of the Severance Period (as hereinafter defined); and (b) the pro rata Target Bonus for the twelve (12) month period, calculated in reference to the calendar year of the Executive’s Qualifying Termination; (ii) continued vesting of stock options and other equity awards previously granted to Executive through the end of the Severance Period, although the Board may, in its sole discretion, elect to accelerate the vesting of any outstanding, unvested stock options and other equity awards previously granted to Executive; and (iii) subject to Executive’s timely election of continuation coverage under COBRA, pay to Executive a lump sum amount equal to the total monthly premiums that would be necessary to continue Executive’s and Executive’s eligible dependents’ participation in Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) on the date of Executive’s termination for a period of twelve (12) months during the Severance Period. All amounts payable under this Section 9.B. shall be treated as taxable payments. The term “Severance Period” shall mean a period extending from the date of termination and continuing through twelve (12) months after the date of termination.

C.             In connection with a Qualifying Termination that occurs in connection with or within the twelve (12) month period following the effective date of a Change in Control Event, and provided Executive timely signs and does not revoke the Release in accordance with the terms of Section 9.D., the Employer shall, commencing on the sixtieth (60th) day following the effective date of the Executive’s Qualifying Termination (i) make a lump sum payment to the Executive in an amount equal to two (2) times the sum of the Base Salary and the Target Bonus relating to the calendar year of the Executive’s Qualifying Termination; (ii) fully vest all of the stock options and other equity awards (if any) granted to Executive pursuant to Section 4.C. above (with all performance vesting awards being deemed achieved at target); and (iii) subject to Executive’s timely election of continuation coverage under COBRA, pay to Executive a lump sum amount equal to the total monthly premiums that would be necessary to continue Executive’s and Executive’s eligible dependents’ participation in Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) on the date of Executive’s termination for a period of eighteen (18) months. All payments under this Section 9.C. shall be treated as taxable payments.

A “Change in Control Event” means:

(i)             Any transaction in which shares of voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI are issued by MHI, or sold or transferred by the stockholders of MHI, in either case resulting in those persons and entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such transaction ceasing to beneficially own voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately after such transaction;

(ii)            The merger or consolidation of MHI with or into another entity resulting in those persons and entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such transaction ceasing to beneficially own voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

(iii)           The sale of all or substantially all of MHI’s assets unless those persons or entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such asset sale beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

(iv)           Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A of the Code, to the extent required to avoid accelerated taxation or penalties, no Change of Control Event will be deemed to have occurred unless such Change of Control Event also constitutes a change in control in the ownership or effective control of MHI or a substantial portion of MHI’s assets under Treasury Regulation Section 1.409A-3(i)(5).

D.             The payments and benefits provided for in Sections 8, 9.B. or 9.C. are conditioned on Executive entering into the Release on or before the sixtieth (60th) day following the date on which Executive’s termination of employment becomes effective, and not revoking it. Employer shall be deemed to execute the Release on the date that Executive executes the Release. If Executive fails to execute the Release without revocation by the sixtieth (60th) day following the effective date of Executive’s termination of employment, she shall be entitled to the benefits set forth in Section 9.A. only and no other benefits under Sections 8, 9.B. or 9.C.

E.             Employer and Executive agree that Executive shall have no duty to mitigate Executive’s losses or obtain other employment for the purposes of this Section. Subject to the terms of Section 9.B., if Executive obtains other employment it shall not affect Executive’s right to payment under this Section.

10.           Indemnification; Directors’ and Officers’ Liability Insurance. As and to the extent provided in MHI’s bylaws, Executive will be entitled to the indemnification provided to other executive officers and directors of MHI. In addition, MHI agrees to include Executive as a covered person on a directors’ and officers’ liability insurance policy or policies covering Executive to the same extent that MHI provides such coverage for its other executive officers and directors.

11.           Proprietary Matters Agreement. Prior to or concurrently with the execution of this Agreement, Executive has signed Employer’s Proprietary Matters Agreement attached hereto as Exhibit B, the terms of which are expressly incorporated herein. The termination of this Agreement or the termination of Executive’s employment with Employer for any reason shall in no way diminish Executive’s continuing obligations under the Proprietary Matters Agreement signed by Executive.

12.           Non-Competition. During Executive’s employment with Employer and for a period of twelve (12) months thereafter, the Executive agrees that Executive shall not, within the United States, directly or indirectly, whether as an officer, director, stockholder, partner, member, employee, proprietor, associate, representative, investor or consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity that is engaged in the Business; provided, however, that the foregoing restriction shall not prevent Executive from owning not more than two percent (2%) of the outstanding shares in any publicly traded corporation or from having an interest in or being employed by an enterprise having multiple business segments, divisions or product lines one or more of which is in competition with Employer, provided that Executive is not employed by, and does not render any services or support to or otherwise assist, the division or business segment or product line of such enterprise that is in competition with Employer.

Executive agrees and acknowledges that the time limitation and scope of activity to be restrained by the restrictions in this Section, combined with the geographic scope, are reasonable. Executive also acknowledges and agrees that this Section is reasonably necessary for the protection of Employer’s Confidential Information and trade secrets, is supported by adequate consideration, and provides a reasonable way of protecting the business value of the Employer.

13.           Remedies for Breach of Non-Competition Covenant.

A.            Executive acknowledges that, because Executive’s services are personal and unique and because Executive shall have access to and become acquainted with the Confidential Information of Employer, the damages that would be suffered by Employer as a result of the breach of the provisions of this Agreement contained in Section 12 above may not be calculable, and that an award of a monetary judgment to Employer for such a breach would be an inadequate remedy. Consequently, Employer shall have the right, in addition to any other rights it may have under this Agreement or elsewhere at law, to obtain injunctive relief in any court of competent jurisdiction to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement.

B.             The covenants made by Executive in Section 12 above shall be construed as agreements independent of any other provisions of this Agreement (with the exception of Section 11 and the Proprietary Matters Agreement), and the existence of any claim or cause of action of the Executive against Employer, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by MHI of these covenants.

C.             If a court shall determine that any provision of (or portion of a provision of) Section 12 of this Agreement is unenforceable in accordance with its terms, either because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or for any other reason, it shall nonetheless be enforced on such terms as the court determines are equitable and legally enforceable.

14.           Severability. Invalidity of any provision of this Agreement shall not render invalid any of the other provisions of this Agreement, and if any part of this Agreement should be determined to be unlawful, unenforceable or against public policy, the remaining parts shall continue to be fully effective and enforceable.

15.           Miscellaneous Provisions.

A.             Successor and Assigns. This Agreement is personal in nature and Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of Employer. The rights, benefits and obligations of Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by Employer. Further, this Agreement shall inure to the benefit of and be enforceable by or against the Parties’ successors and assigns, provided Employer shall remain liable to Executive for the performance of all obligations to be performed by it hereunder.

B.             Entire Agreement. This Agreement, together with the Proprietary Matters Agreement, Incentive Plan and Stock Option Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersede and replace all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto. For purposes of clarification and the avoidance of doubt, Executive acknowledges and agrees that the terms and provisions contained with the Proprietary Matters Agreement signed by Executive and attached as Exhibit B shall remain in full force and effect and shall survive following Executive’s employment with Employer.

C.             Binding Effect. This Agreement shall be binding upon the Parties and their respective heirs, personal representatives, administrators, trustees, successors and permitted assigns.

D.            Amendment or Modification. No amendment or modification of this Agreement shall be binding unless executed in writing by the Parties hereto.

E.             Governing Law. Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Delaware.

F.             Interpretations. Any uncertainty or ambiguity existing herein shall not be interpreted against either Party because such Party prepared any portion of this Agreement but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G.             Notices. Any notice required to be given in writing by any Party to this Agreement may be delivered personally or by certified mail. Any such notice directed to Employer shall be addressed to Employer at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, Attention: Secretary, General Counsel; or to such other address as the Employer may from time to time designate in writing to Executive. Any notice addressed to Executive shall be addressed to Executive’s personal permanent residence at 494 E. Burr Pond Road, Brandon, Vermont 05733 or to such other address as Executive may from time to time designate in writing to Employer.

H.             Survival. Anything herein to the contrary notwithstanding, the rights and obligations of the Parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement (specifically including, but not limited to, the payments to Executive provided for in Sections 7, 8 and 9, the indemnification of Executive provided for in Section 10, the non-competition provisions of Section 12 and the Proprietary Matters Agreement signed by Executive) shall survive termination of this Agreement and shall be and remain fully enforceable as between the Parties in accordance with their terms.

I.              Voluntary Execution; Conflict Waiver. Executive and Employer are signing this Agreement knowingly and voluntarily. Executive and Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement.

J.              Signatures. This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

K.             Section 409A Compliance.

(i)             To the extent that any of the payments or benefits provided for in Section 8 or 9.B. are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 8 or 9.B.:

(a)             Any termination of Executive’s employment triggering payment of benefits under Section 8 or 9.B must constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) for interpreting a separation from service before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service, any benefits payable under Section 8 or 9.B. that constitute deferred compensation subject to the requirements of Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service. For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part but shall only act as a delay until such time as a separation from service occurs.

(b)             If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date Executive’s separation from service becomes effective, any benefits payable under Section 8 or 9.B. (if any) that constitute non-qualified deferred compensation subject to the requirements of Section 409A of the Code shall be delayed until the earlier of (1) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, and (2) the date of Executive’s death, but only to the extent necessary to avoid penalties under Section 409A of the Code. On the earlier of (1) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, and (2) Executive’s death, Employer shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that Employer otherwise would have paid Executive prior to that date under Section 8 or 9.B. of this Agreement.

(ii)            It is intended that each installment of the payments and benefits provided under Section 8, 9.B. or 9.C. be treated as a separate “payment” for purposes of Section 409A of the Code.

(iii)           Neither Employer nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(iv)           It is the intention of both Employer and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement either be exempt from (to the maximum extent possible) or comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (to the extent that the requirements of Section 409A are applicable thereto) and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Employer) to the extent allowed by applicable law. To the extent that any payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Section 409A (solely as a result of Employer’s action or inaction with respect to such payment), Employer will make such additional payments to Executive (the “409A Gross Up Payments”) as are necessary to provide Executive with sufficient funds to pay the additional taxes, interest and penalties imposed by Section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up Payments, with the end result that Executive will be in the same position with respect to Executive’s tax liability as Executive would have been in if no 409A Tax had ever been imposed. Employer will make any payments required by this paragraph no later than the last day of Executive’s taxable year next following Executive’s taxable year in which the 409A Tax is remitted to the taxing authority. In no other event whatsoever will Employer be liable for additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for any payments or benefits that fail to comply with Section 409A.

L.             Excess Parachute Payments.

(i)             Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15.L. be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall either (a) be paid in full or (b) be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of (a) or (b) maximizes the after-tax results applicable to Executive. All determinations required to be made under this Section 15.L., including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made in writing by an accounting firm selected by Employer, which writings shall be shared with Executive.

(ii)            If a reduction in the Covered Payments is required by the foregoing provisions of this Section 15.L., the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any), for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Covered Payments, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(iii)           If the Covered Payments to Executive are reduced in accordance with this Section 15.L., as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 15.L., it is possible that Covered Payments to the Executive which will not have been made by the Employer should have been made (“Underpayment”) or that Covered Payments to Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive. In the event of an Overpayment, then Executive shall promptly repay to Employer the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by Executive to the date the same is repaid to Employer.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, Employer and Executive have caused this Agreement to be signed with the intent it be effective as of the Effective Date, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

EXECUTIVE

By:	/s/ Georgette C. Nicholas
Georgette C. Nicholas

MIDWEST HOLDING INC.

By:	/s/ John T. Hompe
John T. Hompe
Non-Executive Chair of Midwest Holding Inc.’s Board of Directors

Exhibit A

Duties, Responsibilities and Authorities

As Chief Executive Officer:

-	Work with the Board in setting and executing on the long- and short-term strategic direction of the company, including the prioritization of its resources.

-	Lead the company and make major decisions for the organization.

-	Communicate with stockholders, government entities, regulators, distribution partners and other key stakeholders.

-	Negotiate or approve agreements and contracts for the organization.

-	Oversee the Lincoln, NE office and New York, NY location.

-	Develop and coach team of direct reports which shall currently include the following, but will be modified over time: President, Corporate Strategy, Finance, Investment Operations, Policy Administration, HR, IT, Legal and Compliance

-	Other duties as the Board deems appropriate.

Exhibit B

Proprietary Matters Agreement

PROPRIETARY MATTERS AGREEMENT

As a condition of my relationship with Midwest Holding Inc., its affiliates, subsidiaries, and/or its successors or assigns (collectively, the “Company”), and in consideration of the Confidential Information (as defined below) now and hereafter provided to me by the Company, and for other good and valuable consideration (including my relationship and/or continued relationship with the Company), the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows:

1.             GENERAL. During my employment with the Company under the Amended and Restated Employment Agreement, effective as of June 14, 2022 with the Company, as it may be subsequently amended and/or restated (the “Employment Term”), I agree

a.             not to engage, directly or indirectly, in any business, investment or activity that interferes or is contrary to the interests of the Company

b.             to disclose current material outside business activities in the insurance and/or asset management industries and update the Company on any future material outside business activities in the insurance and/or asset management industries; and

c.             to comply with all laws and regulations and all Company policies.

I accept, acknowledge and agree that I received additional consideration pursuant to the terms and conditions of a related agreement I entered into with the Company.

2.	CONFIDENTIAL INFORMATION.

a.             COMPANY INFORMATION. Except as set forth herein, I hereby agree, at all times during and following my relationship with the Company during the Restricted Period (defined below), to hold in strictest confidence and not to use, except for the benefit of the Company and as required in the ordinary course of performing my duties, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any and all information furnished by the Company before or after the date of this Agreement, orally, in writing, or gathered by inspection and regardless of whether or not specifically marked as “Confidential,” including, without limitation, information relating to the Company’s past, present, or future research, development or business affairs such as trade secrets, inventions (whether or not patentable), software, software and technology architecture, networks, business methodologies, facilities, billing records, policies, financial and operational information, contracts, officer, director and shareholder information, suppliers, client lists, marketing or sales prospects, projected projects and all copies, reproductions, notes, analyses, compilations, studies, interpretations, summaries and other documents whether or not prepared by me. I also understand that “Confidential Information” does not include any of the foregoing items which have become publicly known or generally known in the industry and made generally available through no wrongful act of mine or of others who were under confidentiality obligations with respect to the item or items involved. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include any information in my possession or known to me prior to my employment with the Company, my professional knowledge and skill, or my contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts, etc.). To the extent I become a shareholder or an option holder of the Company, I agree that all information distributed to me as a shareholder or option holder will be treated as Confidential Information, except as otherwise provided herein. I agree I shall not use any Confidential Information in any manner which may reasonably be expected to materially injure or cause loss to the Company, whether directly or indirectly.

b.             FORMER EMPLOYER INFORMATION. I hereby agree that I will not, during my relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity for whom I have worked in the past, for whom I am now working or for whom I may work during the term of my relationship with the Company, and that I will not bring onto the premises of the Company any unpublished document or proprietary information or property belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I represent and warrant that, except as set forth on Exhibit 1, I am not subject to any agreement, understanding or other duty (whether pursuant to any noncompetition, non-solicitation or confidentiality agreement or otherwise) that would in any way restrict or hinder the performance of my duties to the Company.

c.             THIRD PARTY INFORMATION. I recognize that the Company has received, and in the future will receive, the confidential or proprietary information of third parties subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. I hereby agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out my work for the Company in accordance with the Company’s agreements or other arrangements with any such third parties.

3.             INVENTIONS.

a.             INVENTIONS RETAINED AND LICENSED. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my relationship with the Company, including those conceived, developed or reduced to practice prior to execution of this Agreement, or which are owned by me (collectively referred to herein as “Prior Inventions”), or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my relationship with the Company I incorporate into a Company product, process, service or machine a Prior Invention owned by me or in which I have an interest, but which is not an Assigned Invention (defined below), the Company is hereby granted a nonexclusive, transferable, royalty-free, fully paid, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b.             ASSIGNMENT OF INVENTIONS. I hereby agree that I have made or will promptly make full written disclosure to the Company of all of my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, “know how,” discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright, trademark, or similar laws, which I solely or jointly have conceived, developed or reduced to practice prior to the date hereof, conceive, develop or reduce to practice, or cause to be conceived or developed or reduced to practice (collectively, “Inventions”), during my relationship with the Company (collectively, “Assigned Inventions”). To the extent permitted by applicable law, I hereby assign the Assigned Inventions to the Company. For the purposes of this paragraph, Inventions shall not include inventions that I develop entirely on my own time without using the Company’s equipment, supplies, facilities, or Confidential Information, except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention, to the Company’s business or actual, anticipated or reasonably foreseeable research or development of the Company or to any customer or supplier of the Company’s business, or (ii) result from any work performed by me for the Company. I understand and agree that the decision whether or not to commercialize or market any Assigned Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Assigned Invention.

c.             MAINTENANCE OF RECORDS. I hereby agree to keep and maintain adequate and current written records of all Inventions made by me during the term of my relationship with the Company. The records will be in the form of notes, sketches, drawings, whether in electronic or hardcopy form, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d.             FURTHER ASSURANCES. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Inventions and any copyrights, patents, trademarks, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, and its successors, assigns, and nominees, the sole and exclusive rights, title and interest in and to such Assigned Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity, death, absence, lack of cooperation or any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.             COMPANY PROPERTY; RETURN OF COMPANY PROPERTY. I agree that during my relationship with the Company I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company Property in my possession, custody or control. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. I hereby agree that, at the time of ceasing to work with the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company Property, Confidential Information, devices, equipment, other documents or property, or reproductions in any medium of any aforementioned items developed by me or received by me pursuant to my relationship with the Company or otherwise belonging to the Company, or its successors or assigns. I further agree that I shall not, after the termination of my relationship with the Company, use or permit others to use any such Company Property or Confidential Information. Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent me from retaining my contact lists, whether in electronic or paper form (e.g., Outlook contacts, rolodex, etc.) and any documents related to my compensation or benefits.

5.             NOTIFICATION OF NEW EMPLOYER. In the event my relationship with the Company ends, I hereby consent to notification by the Company to my new employer regarding my rights and obligations under this Agreement and any other agreement by which I am bound.

6.             NOTIFICATION OF RIGHT TO DISCLOSE. I acknowledge receipt of notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, I have been given notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, I acknowledge receipt of notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.             REPRESENTATIONS. I hereby represent that my relationship with the Company and my performance of all the terms of this Agreement will not result in a breach of any agreement with a third party, including the breach of any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my relationship with the Company or to refrain from competing with any third party. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

8.             NON-SOLICITATION OF CLIENTS AND CUSTOMERS. I recognize and acknowledge that the Company has a legitimate business interest in protecting the client and customer goodwill I develop or maintain during my relationship with the Company against solicitation activities and unfair competition by me for a limited period of time after I leave the Company in order that the Company may maintain, renew or restore its relationships with such clients or customers. I further recognize and acknowledge that the Company’s relationships with its clients and customers are among the Company’s most important assets and constitute protectable Confidential Information. Therefore, for a period of two (2) years following the termination of my direct employment relationship with the Company for any reason whatsoever (whether by virtue of the Company’s termination, my voluntary termination, or otherwise) (the “Restricted Period”), I shall not, either individually or on behalf of a person, firm, corporation, partnership, joint venture, association or other entity whatsoever: (i) directly solicit, or divert business from or endeavor to entice away from the Company, or (ii) directly attempt to solicit or divert business from, or endeavor to entice away from the Company, any person, firm, corporation, partnership or entity of any kind whatsoever which was or is a client or customer of the Company and with whom I had personal contact, for which the Company performed services, with respect to any business, product or service that is competitive with the business, products or services offered by the Company, as of the date of the termination of the my relationship with the Company.

9.             NON-SOLICITATION OF VENDORS. To prevent the improper use of the Company’s Confidential Information and the resulting unfair competition and misappropriation of goodwill and other proprietary interests, I agree that during the Restricted Period, I shall not, either individually or on behalf of a person, firm, corporation, partnership, joint venture, association or other entity whatsoever, directly interfere with, or otherwise directly cause any provider of services, business partner, independent contractor, vendor, or supplier of the Company to curtail, sever, or alter its relationship or business with the Company.

10.          NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, I shall not, either individually or on behalf of a person, firm, corporation, partnership, joint venture, association or other entity whatsoever, directly or indirectly, solicit, induce or attempt to solicit or induce any of the Company’s managers, directors, officers, employees, consultants or advisors with whom I had personal contact during my relationship with the Company and before my separation from the Company, to discontinue his, her or its relationship with the Company, provided that I am not prohibited from recruiting or hiring any person who responds to general advertisements in newspapers and/or electronic and online media of general circulation that are not targeted specifically towards employees of the Company.

11.          REASONABLENESS. I acknowledge that the duration of the covenants contained in Sections 8, 9 and 10 is fair and reasonable in light of the amount of compensation, specialized training, education and access to Confidential Information that I am receiving in connection with my relationship with the Company. It is the Company and my desire and intent that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. I agree and understand that the covenants in Sections 8, 9 and 10 are reasonable and necessary to protect the Company’s Confidential Information and goodwill with its clients, customers and vendors as developed and maintained by me during my relationship with the Company. I further agree that the provisions in Sections 8, 9 and 10 are reasonable and narrowly tailored to protect the Company’s legitimate business interests and that I will not suffer any substantial hardship as a result of enforcement of these provisions. I further acknowledge that I am capable of obtaining suitable employment following the termination of my relationship with the Company, even though I have agreed not to disclose or use the Company’s Confidential Information and have agreed to the non-solicitation provisions contained in this Agreement. I further agree that the terms of the non-solicitation provisions, although they may limit future employment opportunities, do not amount to an industry-wide employment exclusion and, as such, are neither unduly harsh nor oppressive in curtailing my legitimate efforts to earn a livelihood.

12.          EQUITABLE REMEDIES. I AGREE THAT ANY BREACH OF THE COVENANTS SET FORTH IN THIS AGREEMENT WILL CAUSE THE COMPANY SUBSTANTIAL AND IRREVOCABLE DAMAGE AND IRREPARABLE INJURY, AND THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY’S DAMAGES FROM ANY SUCH BREACH. ACCORDINGLY, I AGREE THAT IF I BREACH THIS AGREEMENT, THE COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, INCLUDING THE RECOVERY OF DAMAGES FROM ME, THE RIGHT TO SEEK AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT. I FURTHER AGREE THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

13.          GOVERNING LAW, ARBITRATION. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE PARTIES AGREE TO USE THEIR BEST EFFORTS TO AMICABLY RESOLVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP. ANY CONTROVERSY, CLAIM OR DISPUTE THAT CANNOT BE SO RESOLVED SHALL BE SETTLED BY FINAL BINDING ARBITRATION IN ACCORDANCE WITH THE EMPLOYMENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. ANY SUCH ARBITRATION SHALL BE CONDUCTED IN WILMINGTON, DELAWARE OR SUCH OTHER PLACE AS MAY BE MUTUALLY AGREED UPON BY THE PARTIES. WITHIN FIFTEEN (15) DAYS AFTER THE COMMENCEMENT OF THE ARBITRATION, THE PARTIES SHALL MUTUALLY AGREE UPON A SINGLE ARBITRATOR, AND IF THEY CANNOT SO AGREE WITHIN SUCH TIME PERIOD, THE SINGLE ARBITRATOR SHALL BE APPOINTED BY THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR SHALL HAVE EXCLUSIVE AUTHORITY TO DETERMINE THE FORMATION, EXISTENCE, VALIDITY, ENFORCEABILITY, INTERPRETATION OR SCOPE OF THE PARTIES’ AGREEMENT TO ARBITRATE. UPON APPLICATION OF ANY PARTY, THE ARBITRATOR MAY REQUIRE SPECIFIC PERFORMANCE OF ANY PROVISION OF ANY AGREEMENT BETWEEN THE PARTIES, INCLUDING THE AWARD OF EMERGENCY, TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF. A PARTY ALSO MAY, WITHOUT WAIVING ANY OTHER REMEDY, SEEK FROM ANY COURT HAVING JURISDICTION ANY INTERIM OR PROVISIONAL RELIEF THAT IS NECESSARY TO PROTECT THE RIGHTS OR PROPERTY OF THAT PARTY PENDING THE ARBITRATOR’S APPOINTMENT OR DECISION ON THE MERITS OF THE DISPUTE. IN ADDITION, A PARTY MAY, WITHOUT WAIVING ANY OTHER REMEDY, SEEK RELIEF FROM ANY COURT HAVING JURISDICTION FOR ANY CLAIM THAT IS NON-ARBITRABLE UNDER APPLICABLE STATE OR FEDERAL LAW. EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES IN AN EQUAL SHARE OF THE ARBITRATOR’S EXPENSES AND ADMINISTRATIVE FEES OF ARBITRATION. THE PARTIES AGREE (I) NO ARBITRATION PROCEEDING HEREUNDER SHALL BE CERTIFIED AS A CLASS ACTION OR PROCEED AS A CLASS ACTION, COLLECTIVE ACTION OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHER PERSONS SIMILARLY SITUATED, AND (II) NO ARBITRATION PROCEEDING HEREUNDER SHALL BE CONSOLIDATED WITH, OR JOINED IN ANY WAY WITH, ANY OTHER ARBITRATION PROCEEDING.

14.          ASSISTANCE IN LITIGATION. During and following my relationship with the Company, I agree, upon reasonable notice and for a reasonable time following the termination of my relationship with the Company, to furnish such information and proper assistance to the Company as may be reasonably required by the Company with any litigation or audit in which it is, or may become, a party. The Company’s requests pursuant to this Section shall take into consideration my personal and business commitments and the amount of notice provided to me. The Company will also reimburse me, if legally permissible, for reasonable out of pocket and other incidental expenses that I incur as a result of my cooperation pursuant to this paragraph (including reasonable attorneys’ fees, if reasonably necessary).

15.          ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Company and the undersigned relating to the subject matter hereof and merges all prior discussions between the parties with respect to such subject matter.

16.          AMENDMENTS. The parties hereby agree that, notwithstanding the provisions of the Electronic Signatures in Global and National Commerce Act, no modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary, or compensation will not affect the validity or scope of this Agreement.

17.          SEVERABILITY. If one or more of the provisions in this Agreement are deemed void or voidable under applicable law, then the remaining provisions will continue in full force and effect without the inclusion of any such provisions.

18.          SUCCESSORS AND ASSIGNS. I agree that I will not assign this Agreement or any rights and obligations hereunder to any third party. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

19.          HEADINGS. The section headings herein contained have been inserted for convenience of reference only and shall not be used to interpret, construe or in any way affect the meaning or interpretation of the terms and provisions hereof. Without limiting the generality of the foregoing, the restrictions and obligations set forth herein shall remain in full force and effect whether the undersigned’s efforts on behalf of the Company are performed as an employee, consultant or as a member providing services for the benefit of the Company.

21.          WAIVER. A waiver by any party hereto of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation or warranty set forth in this Agreement.

22.          SURVIVAL. Sections 2, 4, 6, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18 and 21 shall survive any termination or expiration of this Agreement.

23.          COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

In Witness Whereof, this Proprietary Matters Agreement has been executed with the intent it be effective as of June 14, 2022.

MIDWEST HOLDING INC.

By:	/s/ John T. Hompe

Name:	John T. Hompe
Its:	Non-Executive Chair of Midwest Holding Inc.’s Board of Directors

GEORGETTE C. NICHOLAS

By:	/s/ Georgette C. Nicholas

Name:	Georgette C. Nicholas
Date:	September 30, 2022

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION
WHICH MAY BE ENFORCED

EXHIBIT 1

1.             List of Prior Inventions and Original Works of Authorship

Title	Date	Identifying Number or Brief Description

If no Prior Inventions are listed above, I represent that there are no such Prior Inventions.

2.             List of Prior Non-competition and Non-solicitation Restrictions

Title	Date	Identifying Number or Brief Description

If no prior non-competition and non-solicitation restrictions are listed above, I represent that there are no such restrictions.

GEORGETTE C. NICHOLAS

By:	/s/ Georgette C. Nicholas

Name:	Georgette C. Nicholas
Date:	September 30, 2022

Exhibit C

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is entered into by and between Georgette C. Nicholas (“Employee”) and Midwest Holding Inc. (the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties.” All terms not otherwise defined herein shall have the same meaning as set forth in the Second Amended and Restated Employment Agreement between the Parties effective as of June 14, 2022.

1.               Employee’s employment with the Company is terminated effective _____________, 20___ (the “Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company and the termination of such employment. The Company expressly disclaims any wrongdoing or any liability to Employee.

2.               The Company acknowledges that it will pay Employee for Base Salary earned through the Termination Date and reimburse Employee for properly documented and timely submitted business expenses, if any, pursuant to the Company’s expense reimbursement policies. All benefits that Employee currently receives from the Company shall terminate on the Termination Date; provided, however, that Employee’s health and dental benefits (if applicable) may continue, consistent with Company policy, through the last day of the month that includes the Termination Date. Moreover, the termination of any health insurance benefits is subject to Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

3.               In exchange for Employee’s execution of this Agreement, and Employee’s performance of his/her obligations hereunder, the Company agrees to provide Employee the following severance benefits after the expiration of the revocation period described in Paragraph 20, below, at which time this Agreement becomes effective (“Effective Date”), provided Employee has not revoked this Agreement as described in Paragraph 20:

[Insert Applicable Severance Benefits]

Employee specifically acknowledges and agrees that this consideration exceeds the amount Employee would otherwise be entitled to receive upon termination of Employee’s employment and that such severance benefits are in exchange for entering into and performing this Agreement. Employee agrees that Employee will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement, and Employee has not relied on any representation or lack of representation by the Company. Employee remains wholly responsible for the tax consequences regarding the amounts to be received.

4.               Except to the extent prohibited by law, Employee and Employee’s heirs, executors, administrators, successors and assigns hereby fully RELEASE the Company and each of its direct and indirect subsidiaries, affiliates and parents and each of their respective predecessors, successors and past and present direct and indirect stakeholders, directors, officers, employees, contractors, representatives, agents and assigns (the “Company Releasees”) from any and all claims, complaints, causes of action or demands, of whatever kind or nature, that Employee now has or has ever had against the Company or any of the Company Releasees, arising from or relating to Employee’s employment with or discharge from the Company, whether known or unknown to Employee at the time of Employee’s execution of this Agreement, including, but not limited to: wrongful or tortious termination, specifically including, but not limited to, actual or constructive termination in violation of public policy; military leave, reinstatement, or related rights; claims under common law, statute or contract, specifically including, but not limited to, implied or express employment contracts and/or estoppel; discrimination, retaliation and/or any other claims under any federal, state or local statute or regulation, specifically including but not limited to any claims Employee may have under the WARN Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Family and Medical Leave Act, and the Employee Retirement Income Security Act, all as amended; any and all claims brought under any applicable state or local employment, discrimination or other statutes; any claims brought under any federal, state or local statute or regulation with respect to nonpayment of wages, severance pay, or other compensation (including, but not limited to, bonuses); and libel, slander, fraud, misrepresentation, or breach of contract other than a breach of this Agreement. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature: (a) that arise after the Termination Date, including the right to enforce this Agreement; (b) that cannot be released as a matter of law, including Employee’s rights to COBRA, workers’ compensation, and unemployment insurance; (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance or pension plan of the Company; or (d) to indemnification, contribution, advancement or defense as provided by and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.

5.               Nothing in this Agreement shall preclude or interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws to file a complaint with any federal, state or local agency or self-regulatory organization charged with enforcing such laws, including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”). Nor shall this Agreement be construed to prevent Employee from assisting in, cooperating with or participating in any investigations or proceedings by such agency or self-regulatory organization pursuant to a lawful subpoena or equivalent order. None of the foregoing acts by Employee shall constitute a breach of any non-disparagement, confidentiality or cooperation clauses or any other clause of this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that Employee hereby waives any and all rights Employee may have to recovery of any damages (whether monetary or otherwise) in connection with any complaint or charge Employee may file pursuant to this Paragraph and that the amount specified in Paragraph 3 herein is sufficient consideration for any such claims.

6.               Employee represents and warrants that Employee has no pending disputes, differences, grievances, charges, complaints, litigation, lawsuits, or actions against any of the Company Releasees or with any local, state or federal agency or court arising from or related to Employee’s employment relationship with or separation from the Company. Employee hereby warrants and represents that Employee has not assigned, alienated, hypothecated or in any other way transferred (in whole or in part) to any other person, organization or entity any claims, demands, losses, actions or rights of action against the Company, known or unknown, of whatever character and nature, arising from or related in any way to Employee’s employment with or separation from the Company, or any claim Employee may have against any of the Company Releasees.

7.               Employee affirmatively states and represents that upon Employee’s receipt of pay for Employee’s hours worked through Termination Date, as provided in Paragraph 2 above, Employee will have received all compensation to which Employee became entitled during Employee’s employment with the Company and that no other wages or compensation remain payable to Employee.

8.               Employee will not make any disparaging remarks regarding the Company, its business, products and services, or any of its directors, officers, employees, contractors, representatives, agents and assigns, to any third party, whether in private or in public. The Company will direct its directors and senior management not to make any disparaging remarks regarding Employee, whether in private or in public. Nothing in this Paragraph is intended to restrict Employee from engaging in activity protected by the National Labor Relations Act or prohibit Employee, the Company or any of its’ directors or senior managers from testifying truthfully under oath.

9.               Employee will not disclose any Confidential Information (as herein defined) and (a) shall not permit any third party access to the Confidential Information; (b) shall use the same degree of care to protect the Confidential Information as the Company uses to protect its Confidential Information; and (c) shall take any other actions that are reasonable, necessary or appropriate to ensure the continued confidentiality and protection of the Confidential Information. “Confidential Information” means proprietary information of the Company, including, but not limited to, customer information, customer or vendor lists or information obtained through customer, customer or vendor contacts, trade secrets, business plans, marketing plans, financial information or reports and any other information relating to the business of the Company or any affiliate that would be detriment of the Company if disclosed or to any other third party; provided, however, that “Confidential Information” shall not include information that is (i) part of the public domain (other than as a result of a breach of this Agreement); (ii) generally known within the industry; or (iii) known to Employee prior to her employment with the Company. Employee shall treat all Confidential Information and all other nonpublic information obtained during Employee’s employment by the Company as confidential and shall not, without written authorization from the Company, release or share such information with any third party, except as may be required by law or pursuant to an order by any court or tribunal of competent jurisdiction.

10.             Employee affirmatively states and represents that the Company has not taken any retaliatory personnel action against Employee because Employee disclosed, or threatened to disclose, to any appropriate governmental agency, an activity, policy, or practice of the Company that Employee believes to be in violation of a law, rule, or regulation; for providing information to, or testifying before, any appropriate governmental agency, person, or entity conducting an investigation, hearing, or inquiry into an alleged violation of a law, rule, or regulation by the Company; or for objecting to, or refusing to participate in, any activity, policy, or practice by the Company which Employee believes to be in violation of a law, rule, or regulation.

11.             Employee warrants that Employee has, or, prior to becoming entitled to any payment hereunder, Employee shall, deliver to the Company all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company that Employee may then possess or have under his/her control; provided, however, nothing herein shall prevent Employee from retaining documents related to her compensation and benefits. If Employee fails or refuses to comply with the provisions of this Paragraph, the Company may, at its option, cancel and revoke this Agreement.

12.             The Company requests that prior to reporting any actual or perceived violation of law to any governmental entity, Employee first notify the Company of any potential legal or compliance issue to allow the Company the opportunity to investigate and appropriately report any compliance matter brought to its attention by Employee. Nothing in this Paragraph is intended to impede Employee’s right to report possible violations of law that are protected under the whistleblower provisions of local, state or federal law, including reports to any governmental agency or entity, and Employee is not required to seek the Company’s permission prior to making such reports.

13.             Employee acknowledges receipt of notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee has been given notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, Employee acknowledges receipt of notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.             In response to inquiries regarding Employee’s employment with the Company, the Company, by and through its speaking agent(s), agrees to provide a neutral reference and to report the following information: Employee’s date of hire, the date Employee’s employment ended, and Employee’s rates of pay.

15.             Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.

16.             This Agreement constitutes the entire understanding between the Parties on the subject matter contained herein and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties with respect to the subject matter herein. This Agreement does not supersede any agreements, including, but not limited to, the Proprietary Matters Agreement or any restrictive covenants that were in effect immediately prior to the date of this Agreement and which, by their terms, survive the termination of Employee’s employment. Employee acknowledges that provisions contained within any agreements that Employee signed with the Company, and which expressly survive Employee’s employment, shall remain in full force and effect and survive his/her employment with the Company as provided by the terms of any such agreements. Such terms are expressly incorporated herein.

17.             If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on both Employee and the Company.

18.             This Agreement will be governed by the laws of the State of Delaware (without regard to its choice-of-law provisions), which Employee agrees bears a substantial relationship to the Parties and to this Agreement. The state and federal courts located in Wilmington, Delaware shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, the Company, or arising from or relating to this Agreement, and Employee expressly consents to personal jurisdiction in Delaware courts and waives any right to contest the same. The prevailing party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs. The foregoing excludes any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act or charge asserting age discrimination.

19.             Employee agrees that Employee will indemnify and hold the Company harmless from and against any and all losses, liabilities, costs, damages or expenses incurred by the Company or any Company Releasee (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any breach of this Agreement by Employee. Employee further agrees that if Employee challenges this Agreement, files any claims against the Company arising from or relating to Employee’s employment with, or termination from, the Company, excluding any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act, or otherwise fails to abide by the terms of this Agreement, as determined by a court of competent jurisdiction, (a) Employee will return all moneys and benefits received by Employee from the Company pursuant to this Agreement and (b) the Company may elect, at its option and without waiver of any other rights or remedies it may have, not to pay or provide any unpaid moneys or benefits.

20.             Employee specifically agrees and acknowledges that (A) Employee’s waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers’ Benefit Protection Act and Age Discrimination in Employment Act; (B) Employee understands the terms of this Agreement; (C) Employee has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) the Company has given Employee a period of up to twenty-one (21) days within which to consider this Agreement and that if Employee executes this Agreement within such period, Employee waives the remainder of the period and that modifications to this Agreement during such period, whether material or immaterial, do not restart the running of such period; (E) following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement and that if Employee chooses not to so revoke, this Agreement shall then become effective and enforceable and the payment and extension of benefits listed below shall then be made to Employee in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission; provided, however, that Employee has waived any right to monetary relief. To cancel this Agreement, Employee understands that Employee must deliver a written revocation to 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, Attention: General Counsel, by 5:00 p.m. on the seventh day after Employee executes this Agreement. If Employee revokes this Agreement, it will not become effective or enforceable and Employee will not be entitled to any of the benefits set forth in this Agreement.

21.             EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES, AGENTS AND ASSIGNS FROM ANY AND ALL CLAIMS.

22.             This Severance Agreement and Release shall inure to the benefit of and be binding upon the Parties, as well as their successors, heirs and assigns.

23.             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, including any signed electronic facsimile copies of this Agreement, and all such counterparts together shall be deemed to constitute one and the same instrument.

24.             Changes in this Agreement, whether by additions, waivers, deletions, amendments or modifications, may be accomplished only by a writing signed by both Employee and the Company.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

ACCEPTED AND AGREED TO:

Midwest Holding Inc.	Georgette C. Nicholas

By:	By:
[Name]	Georgette C. Nicholas
[Title]

Date:	Date: